ASSIGNMENT

WHEREAS, Professor Fengping Shan Ph.D., of No.92 North Second Road, Department of Immunology, China Medical University, Shenyang, Liaoning China 110001 (hereinafter Assignor), is the owner of the entire right, title and interest in and to the following listed Patents and/or Patent Applications (hereinafter Patents) in China by previous assignments;

1)  化合物蛋氨酸脑啡肽作为制备治疗血液、骨髓造血系统癌 症药物的应用 CN 200710158742.7 Met-enkephalin, its application in in treating leukemia and other blood cancers;

2)  蛋氨酸脑啡肽在制备人或动物接种疫苗中的应用 CN 200710051586.4 Met-enkephalin, its application in preparation of human and animal vaccine;

3)  种含有蛋氨酸脑 啡肽的气雾剂 CN 200610046249.1 A nasal spray formulation containing Met enkephalin;

4)  纳曲酮联合蛋氨酸脑啡肽作为制备癌症药物中的应用, CN 201210290150.1 Low dose naltrexone, combined with MENK, its application in preparation of anticancer drug;

5)  低剂量纳曲酮联合蛋氨酸脑啡呔作为制备抗癌药物的应用 CN 201210302259.2 Low dose naltrexone, combined with MENK, its application in preparation of leukophoresis for anticancer;

6)  化合物蛋氨酸脑啡肽作为制备治疗肠癌、胰腺癌药物的应用CN 200810229085.5

Conpound met-enkephalin as a drug for colon cancer and pancreatic cancer using a method of by isolating and enriching a patient's own immune cells and following an enriching external incubation are transfused back into the patient thereby providing the patient with a passive immunity containing large amounts of auto-amplified immune cells that combat cancer cells.;

7)	纳 络酮及其组合物作为制备治疗癌症药物的应用 CN 200910011030.1 Naltrexone
8)	CN 201210302259 Application of combination of low-dose naltrexone and methionine-enkephalin to preparation of anti-cancer drug

WHEREAS, TNI BioTech, Inc. (hereinafter Assignee), a corporation organized and existing under and by virtue of the laws of United States of America, having an office at 618 East South Street #500, Orlando, FL 32801, is desirous of acquiring the entire right, title and interest in and to the inventions described and claimed in said;

NOW, THEREFORE, for good and valuable consideration, the receipt of and sufficiency of which are hereby acknowledged, said Assignor has sold, assigned and transferred and does hereby sell, assign and transfer unto said Assignee, its successors and assigns, its entire undivided right, title and interest in and to the said Patents and the inventions therein contained, including the right to sue for past infringement, to be held and enjoyed by said Assignee, its successors and assigns, the same as it would have been held and enjoyed by said Assignor if this assignment and sale had not been made.

Said Assignor hereby represents and warrants that there are no rights or interests outstanding inconsistent with the rights and interest granted herein and that said Assignor will not execute any instrument or grant or transfer any rights or interests inconsistent therewith, and said Assignor binds itself and its heirs, executors, administrators, employees and legal representatives, as the case may be, to execute and deliver to said Assignee, its successors and assigns, any further documents or instruments and do any and all further acts that may be deemed necessary by said Assignee, its successors and assigns, to file applications for improvements and inventions in any country where it may elect to file such applications, and that may be necessary to vest in said Assignee, its successors and assigns, the title herein conveyed, or intended so to be, and to enable such title to be recorded in the United States and foreign countries where such application or applications may be filed.

AND, said Assignor further covenants and agrees, in consideration of the premises, that it, its executors and administrators, will, at any time upon request, communicate to said Assignee, its successors and assigns, any facts relating to the said invention and improvements and the history thereof, known to it or its successors and assigns, and that it will testify as to the same in any interference or other proceeding when requested to do so by said Assignee, its successors and assigns.

The undersigned hereby grants the law firm of Birch, Stewart, Kolasch & Birch, LLP the power to insert on this Assignment any further identification that may be necessary or desirable in order to comply with the rules of the U.S. Patent and Trademark Office for recordation of this document.

IN TESTIMONY WHEREOF, said Assignor has hereunto set its seal this 5th day of  August, 2014.

/s/Fengping Shan

Fengping Shan Ph.D. (signed August 6, 2014)